Exhibit 99.1

For Immediate Release

BofI Holding, Inc. Announces Fourth Quarter Net Income Up 18.1%

Loan Portfolio Grows 71% in Fiscal 2011

SAN DIEGO, CA – (MARKETWIRE) – August 11, 2011 — BofI Holding, Inc. (NASDAQ: BOFI) (“BofI”), parent of Bank of Internet USA (the “Bank”), today announced unaudited financial results for its fourth quarter and year ended June 30, 2011. Net income for the fourth quarter ending June 30, 2011 was $5,545,000, up 18.1% over the $4,697,000 earned for the fourth quarter ended June 30, 2010. Earnings attributable to BofI’s common stockholders were up 18.7% to $5,467,000 for the fourth quarter of fiscal 2011 compared to $4,605,000 for the fourth quarter of fiscal 2010. Diluted earnings per share were up 13.6% to $0.50 per diluted share for fourth quarter of fiscal 2011 compared to $0.44 per diluted share for the fourth quarter of fiscal 2010.

BofI achieved new record levels of loan originations as the loan portfolio reached $1,325.1 million at June 30, 2011, up 71.0% from the $774.9 million loan portfolio at June 30, 2010 and up 19.0% from the $1,113.8 million loan portfolio at March 31, 2011. Portfolio loan originations and purchases totaled $261.6 million for the fourth quarter of fiscal 2011 up $198.9 million from the originations and purchases in the fourth quarter of fiscal 2010. The growth in the loan portfolio produced a fourth quarter net interest income increase of $3.9 million year over year. In addition, BofI’s mortgage banking operations originated $53.9 million in loans in fourth quarter of fiscal 2011, up 106.8% compared to the fourth quarter of fiscal 2010.

Excluding the after-tax impact of net gains related to investment securities, core earnings for the 2011 fiscal year and for the fourth quarter ended June 30, 2011 increased $2.0 million and $0.8 million, respectively, compared to fiscal 2010 periods. Net income for the year ended June 30, 2011 was $20,579,000 compared to $21,128,000 for fiscal 2010. Earnings attributable to BofI’s common stockholders were $20,270,000 or $1.87 per diluted share this fiscal year compared to $20,517,000 or $2.22 per diluted share last fiscal year.

“I would like to congratulate our residential lending and our income property lending groups for a fantastic finish in a record year of loan growth,” said Greg Garrabrants, President and Chief Executive Officer. “Our multifamily and single family portfolio businesses combined to originate $247.8 million, up 62.7% from the $152.3 million originated last quarter and up 653.2% over the $32.9 million originated in the quarter ended June 30, 2010. This year, once again, our bank reached its goal to achieve a return on average common equity in excess of 15%. The Bank has exceeded its 15% ROE target in the last two years while growing its assets at a combined average annual rate of 22.1% with no adverse impact on its strong asset quality or net interest margin. The Bank’s non-performing assets as a percent of total assets was 0.99% at June 30, 2011, slightly improved over the 1.01% at June 30, 2010. The Bank’s net interest margin for the fourth quarter this year was 3.69%, slightly improved over the 3.63% for the fourth quarter last year.”

“We were pleased that, as a result of this performance, we were recently recognized as the 2nd highest performing thrift in SNL Financial’s ranking of the 100 largest publically traded thrifts for the most recent 12-month period ending March 31, 2011. Over the last several years, the Bank has consistently been rated one of the top five performing thrifts in the nation based upon return on average assets; return on average equity; three-year compound annual growth rate in tangible book value per share; efficiency ratio; non-performing loans and net charge-offs. What the rankings cannot fully capture is the extent to which the Bank is bearing current operating cost for new business lines that will not contribute to earnings until 2012. These new businesses are important for the Bank to sustain its strong performance, realize the operating leverage inherent in the business model, and add to the franchise value of the Bank. We will discuss these new business investments in greater detail on this quarter’s earnings call.”

Additional Fourth Quarter Highlights:

•	Deposits grew $372,145,000 compared to end of last fiscal year.

•	Asset quality remains strong with total non-performing loans of 0.72% of total loans at June 30, 2011.

•	Tangible book value increased to $13.67 per share, up $1.42 compared to June 30, 2010.

Quarter Earnings Summary

During the quarter ended June 30, 2011, BofI earned $5,545,000 compared to $4,697,000 for the three months ended June 30, 2010. Net interest income grew 31.6% in 2011 compared to 2010 primarily due to a 29.6% increase in average interest earning assets resulting from loan growth. Loan loss provisions were $1,450,000 for the quarter ended June 30, 2011 compared to $925,000 for the quarter ended June 30, 2010. The increase in loan loss provisions reflects an increase in RV write-offs during the fourth quarter this year compared to the fourth quarter last year.

Non-interest income increased $1,121,000 in the fourth quarter of fiscal 2011 compared to the fourth quarter of 2010, primarily due to increased mortgage banking revenue.

Non-interest expense, or operating costs, increased $2,857,000, mainly as a result of an increase in compensation expense of $1,957,000 related to additional staffing added during the year. The Bank’s staff increased from 90 to 173 full-time equivalent employees between June 30, 2010 and 2011. Professional services, which include accounting and legal fees, increased $261,000 for the quarter ended June 30, 2011, compared to the quarter ended June 30, 2010. The increase in professional services was primarily due to legal fees for loan acquisition contracts and foreclosed assets. Advertising and promotional expense increased $283,000 for the three-month ended June 30, 2011 compared to June 30, 2010 due to increases in lead acquisitions for our single family loan origination programs and increased advertising for our multifamily origination program. An increase in regulatory fees of $202,000 was related to the growth in deposits, an increase of $189,000 in depreciation and amortization was due to the upgrade and replacement of computer systems, an increase in other general and administrative costs of $154,000 was due to increased costs associated with loan operations as well as telephone, supplies and other costs which were all partially offset by a decrease in expense related to management of real estate owned and repossessed vehicles of $334,000.

Balance Sheet Summary

Total assets increased by $519,006,000, or 36.5%, to $1,940,087,000 at June 30, 2011 from $1,421,081,000 at June 30, 2010. The loan portfolio increased a net $550,202,000 primarily from loan originations and pool purchases of $733,685,000 less repayments of $163,348,000. Investment securities decreased by $46,289,000 primarily due to $323,636,000 in maturities, calls and principal repayments, and $16,523,000 in sales, partially offset by $284,034,000 in purchases. Total liabilities increased by $501,048,000, or 38.8%, to $1,792,321,000 at June 30, 2011 from $1,291,273,000 at June 30, 2010. The increase in total liabilities resulted primarily from growth in time deposits of $447,295,000 and increased borrowings of $124,501,000 partially offset by a reduction in savings account balances of $89,909,000. Stockholders’ equity increased by $17,958,000, or 13.8%, to $147,766,000 at June 30, 2011 from $129,808,000 at June 30, 2010. The increase was primarily the result of $20,579,000 in net income, and stock compensation items of $2,702,000, partially offset by a net comprehensive loss of $5,014,000.

Conference Call

A conference call and webcast will be held on Thursday, August 11, 2011 at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 800-949-2163, passcode # 5476639; international callers should dial: 719-325-2160, using the same passcode number. The conference call will be webcast live and may be accessed at BofI’s website, http://www.bofiholding.com. For those unable to listen to the live broadcast, a replay will be available shortly after the call on BofI’s website for 30 days.

About BofI Holding, Inc. and Bank of Internet USA

BofI Holding, Inc. (NASDAQ:BOFI) is the holding company for Bank of Internet USA, a nationwide savings bank that operates primarily through the Internet. The Bank provides a variety of consumer and wholesale banking services, focusing on gathering retail deposits over the Internet, and originating and purchasing single and multifamily mortgage loans, and purchasing mortgage-backed securities. BofI operates its Internet-based bank from a single location in San Diego, California. For more information on Bank of Internet USA, please visit http://www.bankofinternet.com.

For up-to-date company information and facts and figures about BofI Holding, Inc. visit www.bofiholding.com or contact Greg Garrabrants, President and Chief Executive officer, at (858) 350-6203 or email greg.garrabrants@bankofinternet.com

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as BofI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to execute our business plans, the impact on our business of further declines in the economy or potential legislative and regulatory reforms, as well as other risks and uncertainties, including but not limited to those detailed from time to time in our filings with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. BofI does not undertake any obligation to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

BofI HOLDING, INC. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

	At the Fiscal Year Ended June 30,
UNAUDITED	2011	2010
Selected Balance Sheet Data:
Total assets	$1,940,087	$1,421,081
Loans, net of allowance for loan losses	1,325,101	774,899
Loans held for sale	20,110	5,511
Allowance for loan losses	7,419	5,893
Securities – trading	5,053	4,402
Securities – available for sale	145,671	242,430
Securities – held to maturity	370,626	320,807
Total deposits	1,340,325	968,180
Securities sold under agreements to repurchase	130,000	130,000
Advances from the FHLB	305,000	182,999
Junior subordinated debentures and other borrowings	7,655	5,155
Total stockholders’ equity	147,766	129,808

	At or for the Quarters Ended June 30,		At or for the Fiscal Year Ended June 30,
	2011	2010	2011	2010
Selected Income Statement Data:
Interest and dividend income	$25,334	$20,722	$92,935	$85,572
Interest expense	8,919	8,253	34,422	34,953

Net interest income	16,415	12,469	58,513	50,619
Provision for loan losses	1,450	925	5,800	5,775

Net interest income after provision for loan losses	14,965	11,544	52,713	44,844
Noninterest income	2,020	899	7,993	8,316
Noninterest expense	7,666	4,809	26,534	17,283

Income before income tax expense	9,319	7,634	34,172	35,877
Income tax expense	3,774	2,937	13,593	14,749

Net income	$5,545	$4,697	$20,579	$21,128

Net income attributable to common stock	$5,467	$4,605	$20,270	$20,517

Per Share Data:
Net income:
Basic	$0.50	$0.45	$1.88	$2.31
Diluted	$0.50	$0.44	$1.87	$2.22
Book value per common share	$13.67	$12.25	$13.67	$12.25
Tangible book value per common share	$13.67	$12.25	$13.67	$12.25
Weighted average number of common shares outstanding:
Basic	10,908,001	10,267,785	10,763,571	8,869,453
Diluted	10,979,508	10,488,830	10,857,470	9,396,652
Common shares outstanding at end of period	10,436,332	10,184,975	10,436,332	10,184,975
Performance Ratios and Other Data:
Loan originations for investment	$247,775	$32,948	$608,901	$74,702
Loan originations for sale	53,877	26,052	216,868	116,412
Loan purchases	13,802	29,753	124,784	185,812
Return on average assets	1.21%	1.39%	1.26%	1.56%
Return on average common stockholders’ equity	16.36%	15.42%	15.17%	21.17%
Interest rate spread [1]	3.56%	3.44%	3.50%	3.64%
Net interest margin [2]	3.69%	3.63%	3.67%	3.83%
Efficiency ratio [3]	41.58%	35.97%	39.90%	29.33%
Capital Ratios:
Equity to assets at end of period	7.62%	9.13%	7.62%	9.13%
Tier 1 leverage (core) capital to adjusted tangible assets [4]	7.99%	8.79%	7.99%	8.79%
Tier 1 risk-based capital ratio [4]	12.41%	14.56%	12.41%	14.56%
Total risk-based capital ratio [4]	13.01%	15.25%	13.01%	15.25%
Tangible capital to tangible assets [4]	7.99%	8.79%	7.99%	8.79%
Asset Quality Ratios:
Net charge-offs to average loans outstanding	0.31%	0.34%	0.45%	0.69%
Nonperforming loans to total loans	0.72%	1.48%	0.72%	1.48%
Nonperforming assets to total assets	0.99%	1.01%	0.99%	1.01%

Allowance for loan losses to total loans held for investment at end of period	0.56%	0.75%	0.56%	0.75%
Allowance for loan losses to nonperforming loans	77.18%	50.35%	77.18%	50.35%

[1]	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
[2]	Net interest margin represents net interest income as a percentage of average interest-earning assets.
[3]	Efficiency ratio represents noninterest expense as a percentage of the aggregate of net interest income and noninterest income.
[4]	Reflects regulatory capital ratios of Bank of Internet USA only.